Announcement

Earnings Release for the Fiscal Year ended June 30, 2007

NDS GROUP PLC REPORTS FISCAL YEAR 2007 RESULTS

HIGHLIGHTS

•	Revenues for fiscal 2007 up 18% to $709.5 million.
•	Operating income for fiscal 2007 up 23% to $160.4 million.
•	Diluted net income per share up 34% to $2.33 per share.
•	75.4 million active digital TV smart cards.
•	61.8 million cumulative middleware clients deployed.
•	7.3 million cumulative DVR clients deployed.

NEW YORK and LONDON - August 7, 2007: NDS Group plc (“NDS” or the “Company”) (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation that supplies open end-to-end digital technology and services to digital pay-television platform operations and content providers, announced today its results for the fiscal year ended June 30, 2007.

Commenting on NDS’s performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS said, “The transition to digital pay-television across the world is continuing to accelerate, changing the way people are entertained and informed worldwide. It is fueled by declining hardware prices for the underlying technologies and increasingly technology-literate and demanding consumers.

“NDS products and services that secure and enable the digital distribution of television are at the heart of this rapid change in the media landscape. We are pleased with our outstanding security record and with the adoption of our new technologies by our current customers, the most prominent being our DVR technology, now being shipped in 14 accounts across the world, with the fiscal 2007 number close to double the fiscal 2006 number. We are also gratified to see our investments in winning new platforms in Eastern Europe, China and India starting to translate into significant revenues and subscriber additions. Our middleware products have continued to gain acceptance in the marketplace and to outpace the competition. In addition, our Orbis subsidiary has performed very well, introducing new games and winning new customers.

“We have also made progress towards our vision of the convergence of broadcast and broadband delivery with the introduction of a number of pioneering new products, like VG DRM Key, as well as laid the foundation for integration in the home with the acquisition of Jungo. NDS continues to invest in better support for our customers, improving our current technologies and the development of new products and services that will enable our customers to benefit from the opportunities arising form the rapidly changing media distribution landscape.”

Alex Gersh, Chief Financial Officer, commented, “2007 was another year of significant accomplishments for NDS. As we continue to invest additional resources to support our customers and develop new products, we stay focused on achieving our financial goals.”

Announcement

KEY FINANCIAL MEASURES

	Fiscal year ended June 30,
	2007	2006

Revenue (in thousands)	$709,492	$600,123
Operating income (in thousands)	$160,356	$130,729
Operating margin	22.6%	21.8%
Net income (in thousands)	$135,727	$100,950
Diluted net income per share	$2.33	$1.74

KEY NON-FINANCIAL MEASURES

	Fiscal year ended June 30,
	2007	2006

Smart card deliveries (in millions)
Quantity delivered in period	26.3	24.4

Authorized cards (in millions)
Net additions	10.4	8.3
At end of period	75.4	65.0

Middleware clients deployed (in millions)
Middleware clients deployed in period	18.2	21.2
Acquisitions(1)	2.0	-
Cumulative deployments, end of period	61.8	41.6

DVR clients deployed (in millions)
DVR clients deployed in period	3.8	2.1
Cumulative deployments, end of period	7.3	3.5

Employees
Full-time equivalents, end of period	3,572(2)	2,989

(1)	Acquisitions relates to OpenRG residential gateway middleware devices, which were developed and deployed by Jungo and that were recognized at the time of the acquisition of Jungo.
(2)	Includes 136 employees of Jungo, acquired on December 31, 2006.

KEY DEVELOPMENTS IN THE FOURTH QUARTER

•
NDS and KT, a leading telecommunications company in Korea, announced that NDS has been selected by KT as the provider of content protection solutions for KT’s “Mega TV on Demand” television service via broadband. The new Mega TV service will offer a multitude of video-on-demand programming services and a range of interactive TV services, including an electronic program guide developed by NDS.

•
NDS announced that it signed a contract with Inteleca, a triple-play operator in Siberia, Russia, to provide a VideoGuard ExpressTM system for the planned launch of Inteleca’s digital cable television services in the region.

•
Orbis, an NDS company and a leading provider of interactive gaming and betting solutions, signed an agreement with Sportech, the owner of Littlewoods Gaming, for Sportech to use Orbis’ OpenBetTM platform and Orbis’ games content. Orbis also migrated Australian-based Centrebet onto the OpenBet platform.

Announcement

FINANCIAL REVIEW

Total revenue for the fiscal year ended June 30, 2007 was $709.5 million, an increase of 18% compared to the previous fiscal year.

The increase in conditional access revenues of 13% during the fiscal year ended June 30, 2007 as compared to the previous fiscal year was principally due to the increase in active subscribers and a higher volume of smart cards delivered to customers, especially to new customers in Europe, China and India. Integration, development and support revenues increased by 20% during the fiscal year ended June 30, 2007 as compared to the prior fiscal year, primarily because more projects in the fiscal year ended June 30, 2007 met our revenue recognition criteria as compared to the previous fiscal year. License fee and royalty revenues increased by 21% during the fiscal year ended June 30, 2007 as compared to the prior fiscal year, principally as a result of an increase in active subscribers due to an increase in the number of platform operators and services that deploy our technology. This increase was partially offset by a decrease in the number of middleware clients deployed during the fiscal year ended June 30, 2007 as compared to the fiscal year ended June 30, 2006. The volume of MediaHighway middleware clients deployed in the fiscal year ended June 30, 2006 was unusually high because DIRECTV commenced the initial download of our MediaHighway middleware and other of our related technologies to certain models of set-top boxes in use by their subscribers during that period. The increase in revenues from new technologies of 35% in the fiscal year ended June 30, 2007 compared to the prior fiscal year was principally due to higher revenues from DVR technologies and our advanced middleware, gaming applications and residential gateway devices. The former was largely a result of an increase in the cumulative number of DVR clients deployed in the fiscal year ended June 30, 2007.

In addition to the matters referred to above, comparisons of revenues for the fiscal year ended June 30, 2007 to the prior fiscal year were also affected by the relative weakness of the U.S. dollar over the periods. Approximately 50% of our revenues were denominated in currencies other than the U.S. dollar (principally pounds sterling and euros). We estimate that the weaker U.S. dollar has favorably impacted our total revenues for the fiscal year ended June 30, 2007 by approximately $26 million, or 4%, compared to the prior fiscal year.

Cost of goods and services sold increased by 11% during the fiscal year ended June 30, 2007 as compared to the prior fiscal year principally due to an increase in the number of our employees working on development, integration and support activities for our customers and, to a lesser extent, wage, salary and benefit increases during the period.

Our main operating expenses are employee costs (including the cost of equity-based awards), facilities costs, depreciation and travel costs. Our main operating expenses have increased primarily due to a higher number of employees and the related increase in payroll, employee travel and facilities costs. Employee costs were approximately 24% higher during the fiscal year ended June 30, 2007 as compared to the prior fiscal year. The increase in costs also reflects the full-year impact of investments made in new facilities and infrastructure during the latter part of the fiscal year ended June 30, 2006.

Research and development costs increased by 20% during the fiscal year ended June 30, 2007, compared to the prior fiscal year, principally as a result of a higher employee headcount due to more research and development being performed. Sales and marketing expenses increased by 35% in the fiscal year ended June 30, 2007 as compared to the prior fiscal year as a result of higher employee headcount and travel costs, increased attendance at trade shows and a higher level of corporate communications activities. General and administrative expenses increased by 30% in the fiscal year ended June 30, 2007, compared to the previous fiscal year, primarily due to increased facilities and infrastructure costs, legal expenses, equity compensation costs and business development costs.

In addition to the matters referred to above, comparisons of expenses for the fiscal year ended June 30, 2007 with the prior fiscal year were also affected by the relative weakness of the U.S. dollar. In the fiscal year ended June 30, 2007, approximately 72% of our total expenses were denominated in currencies other than the U.S. dollar (principally pounds sterling, Israeli shekels and euros). We estimate that the weaker U.S. dollar has increased our total expenses in the fiscal year ended June 30, 2007 by approximately $28 million, or 5%, compared to the prior fiscal year.

As a result of the factors outlined above, operating income was $160.4 million, or 22.6% of revenue, for the fiscal year ended June 30, 2007, compared to $130.7 million, or 21.7% of revenue, for the prior fiscal year. Net income for the fiscal year ended June 30, 2007 was $135.7 million, or $2.37 per share ($2.33 per share on a diluted basis), compared to $101.0 million, or $1.80 per share ($1.74 per share on a diluted basis), for the previous fiscal year. We estimate that the weaker U.S. dollar has reduced our operating income in the fiscal year ended June 30, 2007 by approximately $2 million compared to the fiscal year ended June 30, 2006 and that this has reduced our operating margin by approximately 1%.

Announcement

As of June 30, 2007, we had cash and cash equivalents totaling $592.8 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the fiscal year ended June 30, 2007, we paid a net $83.2 million in respect of business acquisitions and had a decrease in short-term investments of $184.4 million, primarily as a result of the fact that our short-term investments matured and we did not reinvest such funds as longer-term deposits because the differential in interest rates between longer- and shorter-term deposits was negligible. We had a net inflow of cash and cash equivalents of $267.9 million during the fiscal year ended June 30, 2007, as compared to an outflow of $23.4 million during the prior fiscal year.

FOREIGN EXCHANGE RATES

Average foreign exchange rates used in the year-to-date results are as follows:

	Fiscal year ended June 30,
	2007	2006

U.K. Pounds Sterling/U.S. Dollar	$1.93	$1.78
Euro/U.S. Dollar	$1.30	$1.22
Israeli Shekel/U.S. Dollar	$0.24	$0.22

Announcement

ABOUT NDS

NDS Group plc (NASDAQ: NNDS), a majority-owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACT

NDS Group plc Yael Fainaro (Investor Relations) Tel: +44 20 8476 8287	Shared Value Noah Schwartz Tel: +44 20 7321 5032	Breakaway Communications U.S. Kelly Fitzgerald Tel: +1 212 616 6006

CONFERENCE CALL

Dr. Abe Peled, Chairman and Chief Executive Officer, and Mr. Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, August 7, 2007.

Dial-in

U.S. toll free:	1 866 832 0717
U.K. freephone:	0800 073 8967
International dial-in:	+44 (0)1452 562 716

Replay (available for seven days)

U.S. toll free replay:	1 866 247 4222
U.K. replay:	0845 245 5205
International replay:	+44 (0)1452 550 000
Replay passcode:	6437458#

The live webcast and conference call will be available at: http://investor.shareholder.com/nds/webcasts.cfm starting at 9.00 a.m. New York time (2.00 p.m. London time) on Tuesday, August 7, 2007. Please register for the event now by clicking on the “Fourth Quarter Results 2007” link on that page. For those of you who are not able to attend this live broadcast online, the presentation will be recorded and available for viewing on the same page three hours following the original broadcast.

An audio replay will also be available on the NDS website (www.nds.com) from approximately 12.00 noon (London time) on August 8, 2007.

Announcement

NDS Group plc

Consolidated Statements of Operations

(in thousands, except per share amounts)	For the three months ended June 30,		For the year ended June 30,
	2007	2006	2007	2006

Revenue:
Conditional access	$103,734	$90,445	$396,420	$350,667
Integration, development and support	17,768	10,816	56,201	46,903
License fees & royalties	32,427	18,185	107,349	88,686
New technologies	46,121	33,094	143,495	106,193
Other	1,827	1,681	6,027	7,674

Total revenue	201,877	154,221	709,492	600,123

Cost of goods and services sold (exclusive of items shown separately below):
Smart card costs	(21,264)	(16,697)	(81,448)	(83,021)
Operations & support	(46,957)	(38,512)	(166,308)	(139,772)
Royalties	(4,420)	(6,630)	(16,332)	(15,035)
Other	(1,917)	(1,224)	(4,396)	(4,794)

Total cost of goods and services sold	(74,558)	(63,063)	(268,484)	(242,622)

Gross margin	127,319	91,158	441,008	357,501

Operating expenses:
Research & development	(50,787)	(42,470)	(174,400)	(145,523)
Sales & marketing	(13,151)	(8,946)	(41,354)	(30,713)
General & administrative	(17,579)	(12,065)	(53,551)	(41,083)
Amortization of other intangibles	(3,218)	(2,415)	(11,347)	(9,453)

Total operating expenses	(84,735)	(65,896)	(280,652)	(226,772)

Operating income	42,584	25,262	160,356	130,729

Interest income	6,618	4,995	25,296	15,446

Income before income tax expense	49,202	30,257	185,652	146,175

Income tax expense	(8,078)	(10,511)	(49,925)	(45,225)

Net income	$41,124	$19,746	$135,727	$100,950

Net income per share:
Basic net income per share	$0.71	$0.35	$2.37	$1.80
Diluted net income per share	$0.70	$0.34	$2.33	$1.74

Announcement

NDS Group plc

Consolidated Balance Sheets

	As of June 30,
(in thousands, except share amounts)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$592,750	$320,636
Short-term investments	--	184,401
Accounts receivable, net	134,624	97,716
Accrued income	40,605	37,050
Inventories, net	54,133	39,340
Prepaid expenses	19,415	17,031
Other current assets	3,926	5,061
Total current assets	845,453	701,235
Property, plant & equipment, net	54,801	46,239
Goodwill	124,614	66,917
Other intangibles, net	63,080	43,299
Other non-current assets	56,905	39,431
Total assets	$1,144,853	$897,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,110	$26,966
Deferred income	75,777	45,492
Accrued payroll costs	31,186	26,647
Accrued expenses	37,473	26,245
Income tax liabilities	17,693	19,039
Other current liabilities	18,287	16,762
Total current liabilities	202,526	161,151

Deferred income	157,517	134,529
Other non-current liabilities	46,537	33,747
Total liabilities	406,580	329,427

Commitments and contingencies
Shareholders' equity:
Series A ordinary shares, par value $0.01 per share, 15,718,904 and 14,873,262
shares outstanding as of June 30, 2007 and 2006, respectively	157	148
Series B ordinary shares, par value $0.01 per share, 42,001,000 shares outstanding
as of June 30, 2007 and 2006	420	420
Deferred shares, par value (pound)1 per share	64,103	64,103
Additional paid-in capital	563,388	534,668
Retained earnings (deficit)	56,106	(79,621)
Other comprehensive income	54,099	47,976
Total shareholders' equity	738,273	567,694
Total liabilities and shareholders' equity	$1,144,853	$897,121

Announcement

NDS Group plc

Consolidated Statements of Cash Flows

	For the year ended June 30,
(in thousands)	2007	2006

Operating activities:
Net income	$135,727	$100,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,240	17,058
Amortization of other intangibles	11,347	9,453
Equity based compensation	10,175	6,626
Other	795	2,206
Losses on investments	--	--

Change in operating assets and liabilities, net of acquisitions:
Inventories	(14,785)	2,168
Receivables and other assets	(51,407)	(48,429)
Deferred income	51,504	45,493
Accounts payable and other liabilities	11,357	28,383
Net cash provided by operating activities	173,953	163,908

Investing activities:
Capital expenditure	(25,149)	(29,416)
Short-term investments (net)	184,401	(184,401)
Proceeds from sale of investments	--	--
Business acquisitions, net of cash acquired	(83,215)	(3,118)
Net cash provided by (used in) investing activities	76,037	(216,935)

Financing activities:
Issuance of shares	17,922	29,597
Net cash provided by financing activities	17,922	29,597

Net increase (decrease) in cash and cash equivalents	267,912	(23,430)
Cash and cash equivalents, beginning of period	320,636	339,791
Currency exchange movements	4,202	4,275
Cash and cash equivalents, end of period	$592,750	$320,636